SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GEMSTAR–TV GUIDE INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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GEMSTAR–TV GUIDE INTERNATIONAL, INC.

6922 Hollywood Boulevard, 12th Floor

Los Angeles, California 90028

April 26, 2005

Dear Stockholder:

The Annual Meeting of Stockholders of Gemstar–TV Guide International, Inc. (the “Company”) will be held on June 2, 2005, at 2:00 p.m. Eastern time, at The Reuters Building, 3 Times Square, 30th Floor, New York, New York 10036. At the Annual Meeting, you will be asked to vote on a number of important matters described in the attached proxy statement. There also will be an opportunity for you to ask questions, receive information about our business and discuss topics of interest regarding the Company.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, please vote your proxy by completing and returning your proxy card by mail. Instructions on how to vote are included with your proxy card. In the materials accompanying this letter, you will find a Notice of Annual Meeting of Stockholders, a proxy statement, a proxy card and a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

We look forward to your participation in the Annual Meeting either through your proxy vote or your attendance at the Annual Meeting. If you need directions to the Annual Meeting location, or have a disability that may require special assistance, please contact our Investor Relations Department by mail at 6922 Hollywood Boulevard, 12th Floor, Los Angeles, California 90028, by telephone at (323) 817-4600 or by email at investorinfo@gemstartvguide.com.

Sincerely,

/s/ Richard Battista
Richard Battista
Chief Executive Officer

GEMSTAR–TV GUIDE INTERNATIONAL, INC.

6922 Hollywood Boulevard, 12th Floor

Los Angeles, California 90028

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 2, 2005

Dear Stockholder:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Gemstar–TV Guide International, Inc. (the “Company”) will be held on June 2, 2005, at 2:00 p.m. Eastern time, at The Reuters Building, 3 Times Square, 30th Floor, New York, New York 10036.

At the Annual Meeting, stockholders will be asked to:

•	approve the amendments to the Company’s Certificate of Incorporation and By-laws to declassify the Board of Directors so that all directors are elected annually;

•	elect Richard Battista, K. Rupert Murdoch and Ruthann Quindlen each to a three-year term as a Class II director (or until the Annual Meeting of Stockholders in 2006 if the above proposal is approved);

•	ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005; and

•	consider any other business properly brought before the Annual Meeting and any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Only stockholders of record at the close of business on April 8, 2005 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. A list of stockholders will be available beginning ten days prior to the Annual Meeting during normal business hours at the office of the Secretary of the Company at 6922 Hollywood Boulevard, 12th Floor, Los Angeles, California 90028.

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the enclosed proxy card, even if you plan to attend the Annual Meeting. Please review the instructions on the proxy card or the information forwarded by your broker, bank or other nominee regarding the voting instructions. You may vote your shares in person even if you previously returned a proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

/s/ Stephen H. Kay
Stephen H. Kay
Executive Vice President,
General Counsel and Secretary

April 26, 2005

YOUR VOTE IS IMPORTANT

NO MATTER HOW MANY SHARES YOU OWN AS OF THE RECORD DATE, PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD AND DATE, SIGN AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PROMPTLY MAILING IN YOUR PROXY CARD.

GEMSTAR–TV GUIDE INTERNATIONAL, INC.

6922 Hollywood Boulevard, 12th Floor

Los Angeles, California 90028

PROXY STATEMENT

Annual Meeting of Stockholders—June 2, 2005

GENERAL

Persons Making the Solicitation

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Gemstar–TV Guide International, Inc. (the “Company”) of proxies for use at an Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 2, 2005 at 2:00 p.m. Eastern time, at The Reuters Building, 3 Times Square, 30th Floor, New York, New York 10036, and at any adjournment thereof. This proxy statement is first being mailed to stockholders on or about April 26, 2005. You are requested to sign, date and return the enclosed proxy card in order to ensure that your shares are represented at the Annual Meeting.

A form of proxy is enclosed for your use. The shares represented by each properly executed, unrevoked proxy will be voted as directed by the stockholder executing the proxy. If no direction is given, the shares represented by each properly executed, unrevoked proxy will be voted (i) “FOR” the proposal to declassify the Board; (ii) “FOR” the proposal to elect Class II directors each to a three-year term (or until the Annual Meeting of Stockholders in 2006 if the proposal to declassify the Board is approved); and (iii) “FOR” the proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005. With respect to any other matter that may come before the Annual Meeting or any adjournment thereof, the proxy confers upon the proxy holders discretionary authority to vote the proxy in accordance with their best judgment.

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mail, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone or special letter without any additional compensation. We have retained the services of Georgeson Shareholder to aid in the solicitation process for a fee of approximately $8,500, plus reimbursement for certain out-of-pocket expenses. Also, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

Record Date

Only holders of record of common stock of the Company at the close of business on April 8, 2005 are entitled to notice of and to vote at the Annual Meeting. As of April 8, 2005, there were 424,526,005 shares of common stock outstanding. Each share is entitled to one vote. A list of the stockholders of record will be available at the Annual Meeting and during the 10 days prior to the Annual Meeting at the Company’s principal executive offices.

If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are a stockholder of record, and these proxy materials are being sent directly to you from us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

If your shares are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of these shares and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting, unless you obtain a signed proxy from the record holder giving you the right to vote the shares. You will receive instructions from your broker, bank or other nominee describing how to vote your shares.

Voting and Revocation

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. Properly executed proxies that do not contain voting instructions will be voted for the proposals.

If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers Internet and telephone voting options.

A proxy may be revoked by a stockholder at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of the Company, by duly executing and delivering to the Secretary of the Company a proxy bearing a later date, or by voting in person at the Annual Meeting. Attending the Annual Meeting in and of itself will not constitute a revocation of a proxy.

Attending the Annual Meeting in Person

Only stockholders of record, or their duly appointed proxies, may attend the Annual Meeting. As discussed above, if your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to such shares and you have the right to attend the Annual Meeting and vote in person. If your shares are held in a brokerage account, or by a bank or other nominee, you are the beneficial owner of such shares. As such, in order to attend the Annual Meeting or vote in person, you must obtain and present at the time of registration a properly executed proxy from the record holder giving you the right to vote the shares.

In order to be admitted to the Annual Meeting, a stockholder of record must present an admission ticket. Any holder of a proxy from a stockholder of record must present the proxy card, properly executed, and an admission ticket to gain admittance. All attendees must present a valid form of photo identification such as a driver’s license in order to be admitted to the Annual Meeting. Authorized attendees will be issued admission tickets during registration. Registration will begin at 1:00 p.m. Eastern time, and seating will begin at 1:45 p.m. Eastern time. Each stockholder will be asked to sign in upon arrival. Due to security measures, all bags will be subject to search and all persons who attend the Annual Meeting may be subject to a metal detector and/or hand wand search. We will be unable to admit anyone who does not comply with these security procedures. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Required Vote

In order to carry on the business of the Annual Meeting, we must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting. We count abstentions and broker “non-votes” as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when you fail to provide voting instructions to your broker for shares you hold in “street name.” Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker “non-votes.”

The proposal to declassify the Board requires the affirmative vote of at least 66 2/3% of the votes outstanding and entitled to vote. For this purpose, abstentions have the same effect as votes against such proposal but broker “non-votes” are not counted as entitled to vote for this purpose and have no effect on the outcome of the vote. Whether or not the proposal to declassify the Board is approved, the three nominees for Class II directors receiving the greatest number of votes cast will be elected as directors. Abstentions and broker “non-votes” are not counted for this purpose.

The proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005 requires the affirmative vote of a majority of the shares present in person or by proxy, and entitled to vote on the matter. For this purpose, abstentions have the same effect as votes against such proposal but broker “non-votes” are not counted as entitled to vote for this purpose and have no effect on the outcome of the vote.

Householding

We have adopted a procedure approved by the Securities and Exchange Commission called “householding,” which will reduce our printing and mailing costs. Under this procedure, a householding notice will be sent to stockholders who have the same address and last name and they will receive only one copy of our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. Each stockholder who participates in householding will continue to receive a separate proxy card.

PROPOSAL NO. 1

AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION AND BY-LAWS TO

DECLASSIFY THE BOARD OF DIRECTORS

Article V, Section B of the Company’s Certificate of Incorporation (the “Certificate of Incorporation”), and Article II, Section 2.1 of the Company’s Amended and Restated By-laws, as amended (the “By-Laws”), provide that the Board be divided into three classes, each class consisting of a number of directors equal as nearly as practicable to one-third of the then authorized number of directors on the Board. To implement an annual election of all directors, the Company’s Certificate of Incorporation and By-laws must be amended. Attached to this proxy statement as Annexes A and B are the proposed amendments to the Company’s Certificate of Incorporation and By-laws.

The Board agreed to consider the declassification of the Company’s Board as part of the Company’s settlement of certain stockholder derivative actions. Further, the Board believes that annual elections of directors will give the stockholders of the Company a greater opportunity to evaluate the performance of the Company’s directors by allowing them to vote on each director annually rather than once every three years. The Board approved the amendments to the Certificate of Incorporation and the By-Laws, subject to approval from our stockholders at this meeting.

Proponents of classified boards of directors believe that they help maintain continuity of experience and, as a result, may assist a company in long-term strategic planning. Additionally, supporters argue that a classified board may encourage a person seeking control of a company to initiate arm’s-length discussions with management and the board, who may be in a position to negotiate a higher price on more favorable terms for stockholders or to seek to prevent a takeover that the board believes is not in the best interests of stockholders.

Nevertheless, because classified board structures do not permit annual stockholder election of all directors, these structures have recently been subject to criticism from a corporate governance perspective. Opponents of classified structures believe that they limit the ability of stockholders to elect directors and exercise influence over a company and may discourage takeover proposals and proxy contests that could have the effect of increasing stockholder value. The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for the implementation of those policies. A non-classified board structure enables stockholders to hold all directors accountable on an annual basis, rather than over a three-year period. In light of these views, a number of major corporations have determined that principles of good corporate governance dictate that all directors of a corporation should be elected annually.

The Board considered the advantages and disadvantages of the classified structure, and in reaching its determination to recommend the declassification of the Board, it concluded that the benefits of a classified structure were outweighed by the following considerations:

•	The Board’s belief that providing the Company’s stockholders with the opportunity annually to register their views on the collective performance of the Board and on each director individually will further the Company’s goal of ensuring that its corporate governance policies conform to current best practices and maximize accountability to stockholders; and

•	The Board’s belief that, because there is no limit to the number of terms an individual may serve, the continuity and stability of the Board’s membership should not be materially affected by the declassification of the Board.

Under the Delaware General Corporation Law (the “DGCL”), directors of companies that have a classified structure may be removed only for cause unless the certificate of incorporation provides otherwise. However, directors of companies that do not have a classified structure may be removed with or without cause by a majority vote of the stockholders at any annual or special meeting of stockholders. Accordingly, if the proposed amendments to the Company’s Certificate of Incorporation to declassify the structure of the Board are approved, the Company’s stockholders would be able to remove any or all directors without cause at any stockholders meeting after the Annual Meeting.

If the stockholders approve this proposal, each of the three directors who is elected this year will be elected for a one-year term that will expire next year at the 2006 Annual Meeting of Stockholders. In addition, if this proposal is adopted, any director subsequently appointed by the Board as a result of a newly-created directorship or to fill a vacancy on the Board would hold office only until the next annual meeting. The incumbent directors of the Company have agreed to give up the remainder of their terms and will continue in office until the 2006 Annual Meeting of Stockholders, at which time they will stand for re-election to the Board.

Approval of the amendments to the Company’s Certificate of Incorporation and By-Laws requires the affirmative vote of the holders of at least 66 2/3% of the votes outstanding and entitled to vote. If you vote to “abstain” on this proposal, it will have the same effect as if you voted against the proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THE AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION AND BY-LAWS SO THAT ALL DIRECTORS ARE ELECTED ANNUALLY.

PROPOSAL NO. 2

ELECTION OF CLASS II DIRECTORS

Mr. Richard Battista, Mr. K. Rupert Murdoch and Ms. Ruthann Quindlen are all nominees for election to the Board. If the stockholders approve Proposal No. 1 to de-stagger the terms of the Board, these directors will hold office until the 2006 Annual Meeting of Stockholders and until their successors are elected and qualified. If the stockholders do not approve Proposal No. 1, these directors will hold office until the 2008 Annual Meeting of Stockholders, subject to the provisions of the Company’s Certificate of Incorporation.

The following table lists the nominees for election as Class II directors. The ages shown are as of February 14, 2005.

Name and Age	Business Experience and Directorships	Director Since	Year Term Expires
Richard Battista (40)	Mr. Battista has been a director and CEO of the Company since December of 2004. Prior to joining the Company, Mr. Battista was Executive Vice President, Business Development and Strategy for the Fox Entertainment Group, Inc. (“Fox”) from April 2004 to December 2004, Executive Vice President Fox Networks Group from January 2003 to April 2004 and Executive Vice President of Fox Television from April 2001 to January 2003. Prior to joining Fox, from 1999 to 2000, Mr. Battista was the Co-Founder and Chief Executive Officer of iFUSE, a privately held Internet company. iFUSE entered into Chapter 7 bankruptcy proceedings in 2000. Before launching iFUSE, Mr. Battista spent nine years at the Fox organization in numerous operating positions and before that, as a financial analyst at Morgan Stanley. Mr. Battista received an MBA from Harvard Business School in 1990 and a BS in Business Administration from Georgetown University in 1986.	December 2004	2008

K. Rupert Murdoch (74)	Mr. K.R. Murdoch has been a director of the Company since May 2001. Mr. K.R Murdoch has been a director of Fox since 1985, Chairman of Fox since 1992 and Chief Executive Officer of Fox since 1995. Mr. K.R. Murdoch has been Chairman of the Board of Directors of News Corporation since 1991, and Executive Director and Chief Executive of News Corporation since its formation in 1979. Mr. K.R. Murdoch has served as a director of News Limited, News Corporation’s principal subsidiary in Australia, since 1953, a director of News International plc, News Corporation’s principal subsidiary in the United Kingdom, since 1969, and a director of News America Incorporated, News Corporation’s principal subsidiary in the United States, since 1973. Mr. K.R. Murdoch has served as a director of STAR Group since 1993 and Chairman from 1993 until 1998, as a director of British Sky Broadcasting Group plc since 1990 and Chairman since June 1999, and as Chairman of the board of DirecTV Group, Inc. since 2003. He is currently on the Compensation Committee of China Netcom Corporation (Hong Kong) Limited. Mr. K.R. Murdoch is the father of Mr. L. Murdoch who retired from the Board of Directors on December 9, 2004.	May 2001	2008

Ruthann Quindlen (50)	Ms. Quindlen has been a director of the Company since October 2004. Since 1994, Ms. Quindlen has been a general partner in Funds VI-VIII with Institutional Venture Partners (IVP), one of Silicon Valley’s leading investment firms. At IVP, Ms. Quindlen works with her partners to evaluate ongoing investments in IVP portfolio companies. Prior to joining IVP, Ms. Quindlen was a managing director at Alex Brown & Sons. During her 10-year tenure, she assisted a variety of software firms and worked on the IPOs of leading software companies including Microsoft, AOL, Aldus, Borland, Broderbund, Electronic Arts, McAfee Associates and the 3DO Corporation. Author of Confessions of a Venture Capitalist, published by Warner Books, Ms. Quindlen graduated with an MBA from the Wharton School of the University of Pennsylvania in 1983, and with a BS in Foreign Service from Georgetown University in 1976.	October 2004	2008

Directors are elected by a plurality of the votes, which means the three nominees who receive the largest number of properly cast votes will be elected as directors. Each share of common stock is entitled to one vote for each of the three director nominees.

The accompanying proxy solicited by the Board will be voted for the election of the three nominees named above, unless the proxy card is marked to withhold authority to vote. If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted for the election of a substitute nominee or nominees proposed by the Board. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

Directors Continuing in Office

The following table provides information regarding the directors of the Company continuing in office. The ages shown are as of February 14, 2005.

Name and Age	Business Experience and Directorships	Director Since	Year Term Expires
Peter Chernin (53)	Mr. Chernin has been a director of the Company since April 2002. Mr. Chernin has been an Executive Director, President and Chief Operating Officer of News Corporation since 1996. Mr. Chernin has been a director, President and Chief Operating Officer of Fox since 1998. Mr. Chernin has been a director, Chairman and Chief Executive Officer of News America Incorporated since 1996. Mr. Chernin served as Chairman and Chief Executive Officer of Fox Filmed Entertainment from 1994 until 1996 and in various executive capacities at Fox subsidiaries since 1989. Mr. Chernin served as a director of TV Guide, Inc. from 1999 until July 2000 and was a director of E*Trade Group, Inc. from 1999 to 2003. Mr. Chernin currently serves as a director of DirecTV Group, Inc.	April 2002	2006

David F. DeVoe (58)	Mr. DeVoe has been a director of the Company since June 2001. Mr. DeVoe has been an Executive Director, Chief Financial Officer and Finance Director of News Corporation since 1990 and Senior Executive Vice President since 1996. Mr. DeVoe was an Executive Vice President of News Corporation from 1990 until 1996. Mr. DeVoe has been a director of News America Incorporated since 1991 and Senior Executive Vice President since 1998. Mr. DeVoe served as Executive Vice President of News America Incorporated from 1991 until 1998. Mr. DeVoe has been a director of Fox since 1991 and Senior Executive Vice President and Chief Financial Officer of Fox since 1998. Mr. DeVoe has been a director of STAR Group since 1993, NDS Group plc since 1996, British Sky Broadcasting Group plc since 1994, and DirecTV Group, Inc. since 2003.	June 2001	2006

Anthea Disney (60)	Ms. Disney has served as Chairman of the Board since December 2004. Ms. Disney is Executive Vice President for Content at News Corporation. She is also a member of News Corporation’s Executive Management Committee. Prior to this, Ms. Disney held various roles including Chairman and Chief Executive Officer of TV Guide, Inc. and President and CEO of HarperCollins Publishers, a position she held from March 1996 to September 1997. Ms. Disney joined News Corporation in 1990. Ms. Disney is currently a director of Household International, Inc.	December 2004	2007

Name and Age	Business Experience and Directorships	Director Since	Year Term Expires
Nicholas Donatiello, Jr. (44)	Mr. Donatiello has been a director of the Company since July 2000. Mr. Donatiello was a director of TV Guide, Inc. from June 1999 to July 2000 and has been the President and Chief Executive Officer of Odyssey Ventures, Inc., which is the general partner of Odyssey, L.P., since September 1993. Odyssey, L.P. is principally engaged in conducting market research regarding consumer adoption and usage of new media products and services. Prior to founding Odyssey, Mr. Donatiello was Press Secretary and Campaign Manager for U.S. Senator Bill Bradley and a consultant with McKinsey & Company. Mr. Donatiello is a director of the following private companies: W.R. Hambrecht + Co. (a privately held investment bank, a registered broker/dealer, and an NASD member) where he is a member of the audit committee; Zinio Systems, a software and services company specializing in the facilitation of electronic delivery of magazines, where he is chairman of the audit committee; Aristotle International, a database company that provides information and services around its database of registered voters in the United States and other countries of the world, where he is a member of the audit committee; and Picaboo Corporation, an early-stage company that provides software and services to facilitate consumer photo sharing via the internet. Mr. Donatiello is also a director of KQED, which operates KQED Public Television 9 in San Francisco, and KQED Public Radio 88.5 FM. Mr. Donatiello is a member of the Executive Committee and chairs the Strategic Planning Committee of KQED’s board of directors.	July 2000	2007

James E. Meyer (49)	Mr. Meyer has served as a director of the Company since May 1997. From April 2004 to present, Mr. Meyer serves as President of Operations and Sales for Sirius Satellite Radio. Mr. Meyer is also President of Aegis Ventures Incorporated, a consulting firm that provides general management services. From December 2001 until 2002, Mr. Meyer served as special advisor to the Chairman of Thomson multimedia, Inc. (“Thomson”). From January 1997 until December 2001, Mr. Meyer served as the Senior Executive Vice President for Thomson as well as Chief Operating Officer for Thomson Consumer Electronics. From 1992 until 1996, Mr. Meyer served as Thomson’s Senior Vice President of Product Management. Mr. Meyer also serves as a director for Mikohn Gaming Corporation, where he served on that company’s Compensation Committee and for Equant N.V. Mr. Meyer has held positions in the financial departments of such companies as RCA, General Electric and Thomson.	May 1997	2007

James P. O’Shaughnessy (57)	Mr. O’Shaughnessy has served as a director of the Company since October 2004. Mr. O’Shaughnessy recently retired from Rockwell Automation where he served as Vice President and Chief Intellectual Property Counsel. Having joined Rockwell International in 1996, Mr. O’Shaughnessy led the company’s successful effort to resolve the significant patent issues it faced at that time, while also helping to build a technology portfolio for future development. Before joining Rockwell, Mr. O’Shaughnessy was a partner with Foley & Lardner in Milwaukee, WI, where, over a ten-year period, he helped to grow the firm’s intellectual property practice into the then largest patent practice worldwide. His clients have included Advanced Micro Devices, Boeing Aerospace, and Cox Laboratories. He received a BS in materials engineering from Rensselaer Polytechnic Institute in 1972 and earned his JD from Georgetown University Law Center in 1977.	October 2004	2006

Compensation of Directors

Pursuant to the Non-Employee Director Compensation Policy adopted in November 2003 (the “Director Compensation Policy”), each non-employee director of the Company receives an annual retainer fee of $30,000 and may elect to have the annual retainer fee paid in cash or in restricted stock units of equivalent value. Restricted stock units paid pursuant to the annual retainer fee vest immediately upon grant. In addition, each non-employee director of the Company receives a fee of $1,000 for each Board, Nominating Committee or Compensation Committee meeting attended. Audit Committee members receive $2,500 for each Audit Committee meeting attended. Non-employee directors of the Company also receive annual equity awards in the form of restricted stock units having a value equal to $40,000. These annual equity awards vest over a period of three years, with full vesting upon death, disability or retirement. The Company’s equity ownership guidelines are intended to ensure that non-employee directors attain an equity ownership in the Company with a market value equal to five times the annual retainer fee, or $150,000, within five years of election to the Board or adoption of the Director Compensation Policy, whichever is later.

All directors of the Company are reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings of, and other activities relating to service on, the Board or any Committee of the Board. The following non-employee directors have elected to forgo the receipt of any compensation for their Board services: Messrs. Chernin, DeVoe and K.R. Murdoch. In addition, Ms. Disney does not receive any compensation for her position as a director.

Corporate Governance Matters

Classified Board of Directors. The Company’s Certificate of Incorporation currently provides that the Board shall consist of the number of directors as shall be determined from time to time by resolution adopted by not less than a majority of the total number of members of the Board then authorized. The Board has designated the board size at nine members, and currently, there are nine members on the Board. The Board is divided into three classes: Class I, Class II and Class III. Currently, the Class I directors consist of Messrs. Chernin, DeVoe and O’Shaughnessy; the Class II directors consist of Messrs. Battista and K.R. Murdoch and Ms. Quindlen; and the Class III directors consist of Messrs. Donatiello and Meyer, and Ms. Disney. Unless Proposal No. 1 is approved, each director generally serves for a term expiring at the third annual meeting of stockholders following the Annual Meeting of stockholders at which such director was last elected or until such director’s successor is elected. The terms of office of directors in Class I, Class II, and Class III end upon the later of the appointment of such director’s successor or following the Annual Meetings in 2006, 2008 and 2007, respectively.

Board Independence. The Board undertook its annual review of director independence in February 2005. During this review, the Board considered transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates.

As a result of this review, the Board affirmatively determined that all of the directors nominated for election at the Annual Meeting or currently serving on the Board are independent of the Company and its management under the standards adopted by the Company and established by The NASDAQ Stock Market, with the exception of Ms. Disney and Mr. Battista. Mr. Battista is considered an inside director because of his employment as Chief Executive Officer of the Company, and Ms. Disney is considered an inside director because of her role as Chairman of the Board.

Standards of Business Conduct and Code of Ethics. The Company has Standards of Business Conduct, which are applicable to all directors and employees of the Company. In addition, the Board approved a separate Code of Ethics, which contains provisions specifically applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Ethics and Standards of Business Conduct are available on the Company’s Investor Relations website (http://ir.gemstartvguide.com). The Company intends to post any amendments to or waivers from its Code of Ethics applicable to the Company’s principal executive officer, principal financial officer or principal accounting officer at this location on its website.

Stockholder Nomination Procedure. The Nominating Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of individual Board members, as well as the composition of the Board as a whole, in the context of the needs of the Company. The Nominating Committee recommends nominees for election to the Board and evaluates recommendations made by the stockholders. The Nominating Committee operates in accordance with its charter and is composed of Messrs. Donatiello and Chernin, each of whom meets the independence requirements of Nasdaq. The Nominating Committee identifies candidates for nominees based upon both its criteria for evaluation and the candidate’s previous service on the Board. In February 2003, the Company engaged the services of a third party search firm to assist in identifying and evaluating potential director nominees, which resulted in Mr. O’Shaughnessy’s and Ms. Ruthann Quindlen’s appointments in October 2004.

The Nominating Committee will review all nominees for director in accordance with its charter and select those nominees whose attributes it believes would be most beneficial to the Company. This assessment will include such issues as experience, integrity, competence, diversity, skills and dedication in the context of the needs of the Board. Directors are expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation and questioning.

The Nominating Committee has adopted a policy with regard to considering a stockholder’s nominee. Pursuant to the Company’s by-laws, stockholders may nominate persons for election to the Company’s Board. Stockholder nominations must meet all of the requirements for stockholder proposals discussed on page 24. The Company’s by-laws also require that for each individual nominated for election or re-election as a director, a stockholder’s written notice of nomination must include: (i) his or her name, age and home and business addresses; (ii) his or her principal occupation or employment; (iii) the class and number of shares of the Company that he or she beneficially owns; and (iv) any other information required by the proxy rules of the Securities and Exchange Commission (the “SEC”). In addition, for each stockholder making the nomination, written notice must include: (i) such stockholder’s name and address as they appear on the Company’s books and (ii) the class and number of shares of the Company that such stockholder beneficially owns. In general, the Nominating Committee will evaluate a candidate identified by a stockholder using the same standards as it uses for candidates it identifies. Before recommending a stockholder’s candidate, the Nominating Committee may also: consider whether the stockholder candidate will significantly add to the range of talents, skills and expertise of the Board; conduct appropriate verifications of the background of the candidate; and interview the candidate or ask the candidate for additional information. The Nominating Committee has full discretion not to include a stockholder’s candidate in its recommendation of nominees to the Board. If the Nominating Committee does not recommend a stockholder’s candidate to the Board, it will not make public the reason or reasons for its decision.

Stockholder Communication with the Board. Stockholders may communicate with the Board by submitting written material to the Secretary of the Company at the Company’s headquarters. Subject to reasonable constraints of time and topics and the rules of order, stockholder communications shall be presented to the Board at the next regularly scheduled meeting of the Board, or relevant committee of the Board. The Board reserves the right to determine the appropriate action to be taken, if any, in response the stockholder communication.

Director Evaluation Policy. The Nominating Committee is responsible for conducting an annual review and evaluation of the Board’s conduct and performance based upon completion by all directors of a self-evaluation form that includes an assessment, among other things, of the Board’s maintenance and implementation of the Company’s standards of conduct and corporate governance policies. The review seeks to identify specific areas, if any, in need of improvement or strengthening and culminates in a discussion by the full Board of the results and any actions to be taken.

Committees and Meetings of the Board of Directors

During 2004, the Board held eight meetings and acted by unanimous written consent six times. All of the directors attended at least 75% of the Annual Meetings of the Board and the Annual Meetings of the committees on which they served with the exception of Mr. K. R. Murdoch. Directors are encouraged to attend and participate in the Annual Meeting of Stockholders. Six directors attended the Annual Meeting of Stockholders held on June 3, 2004. It is the policy of the Board to hold regular executive sessions without management present. The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating Committee. Our committees are comprised entirely of independent directors as currently required under the existing rules of the Exchange Act and the NASDAQ Stock Market. Each committee is governed by a written charter approved by the Board. These charters are available on the Company’s investor relations website (http://ir.gemstartvguide.com). Additionally, the amended and restated charter of the Audit Committee is attached to this proxy statement as Annex C.

Audit Committee. The Audit Committee currently consists of Messrs. Donatiello and Meyer, who chairs the Committee, and Ms. Quindlen. Mr. Perry Lerner served on the Audit Committee until his resignation from the Board on October 20, 2004. The duties and responsibilities of the Audit Committee include assisting the Board in monitoring the integrity of the financial statements of the Company, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s independent registered public accounting firm, and the compliance by the Company with legal and regulatory requirements. During 2004, the Audit Committee held eighteen meetings and acted by unanimous written consent twice. The Audit Committee’s report required by the SEC rules appears on page 21.

The Audit Committee Charter provides that its members shall consist entirely of directors who the Board determines are “independent” in accordance with NASDAQ listing standards and who meet the additional “independence” requirements imposed by NASDAQ for audit committee membership. The Board determined that each of the members of the Audit Committee meets the foregoing independence requirements. The Board has determined that Mr. Meyer, chairman of the Audit Committee, is an “audit committee financial expert,” as such term is defined by the SEC.

Compensation Committee. The Compensation Committee consists of Mr. Chernin, who chairs the Committee, and Messrs. Meyer and O’Shaughnessy. Mr. L. Murdoch served on the Compensation Committee until his resignation from the Board on December 9, 2004. The primary responsibilities of the Compensation Committee are to oversee compensation matters for the Company’s Chief Executive Officer and other executive officers. The Committee also administers the

Company’s stock incentive plan. During 2004, the Compensation Committee held five meetings and acted by unanimous written consent five times.

Nominating Committee. The Nominating Committee consists of Messrs. Chernin and Donatiello, who chairs the Committee. The Nominating Committee assists the Board in identifying qualified individuals to become Board members and determines the composition of the Board and its committees. The Nominating Committee held eight meetings during 2004.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to stockholder ratification, the Audit Committee has selected Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ended December 31, 2005. E&Y has audited the books and records of the Company for the fiscal years ended December 31, 2003 and 2004. Representatives of E&Y are expected to be available at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement, if they desire to do so.

Disclosure of Auditor Fees

The description of the fees billed to the Company by E&Y for the years ended December 31, 2003 and 2004 is set forth below.

	2003	2004
Audit Fees(1)	$2,922,000	$2,689,000
Audit-Related Fees(2)	$163,000	$307,000
Tax Fees(3)	$214,000	$223,000
All Other Fees	0	0

Total Fees	$3,299,000	$3,219,000

(1)	Audit Fees were for professional services rendered for the audits of consolidated financial statements of the Company, statutory audits, consents and assistance with review of documents filed with the SEC.
(2)	Audit-Related Fees were for professional services rendered for financial statement audits of employee benefit plans and audit procedures required to comply with financial, accounting or contractual reporting matters.
(3)	Tax Fees were for permissible tax services including U.S. and foreign tax compliance, tax planning and tax advice that do not impair the independence of the auditor and that are consistent with the SEC’s rules on auditor independence.

Audit Committee Pre-Approval Policies and Procedures

The Company’s Audit Committee has a policy for the pre-approval of all audit and non-audit services provided by the Company’s independent registered public accounting firm. Each year, the Audit Committee approves the proposed services, including the type and nature of such services. Audit Committee pre-approval is also required for engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee.

The affirmative vote of a majority of the shares present in person or by proxy, and entitled to vote is necessary to ratify the selection of E&Y.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of the common stock of the Company as of February 14, 2005 for each person who owns more than 5% of the outstanding common stock of the Company.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
News Corporation (2) 1211 Avenue of the Americas New York, New York 10036	174,931,473	41.2%
Capital Research and Management Company (3) 333 South Hope Street Los Angeles, California 90071	26,950,000	6.4%

(1)	Applicable percentage of ownership is based on 424,205,205 shares of common stock outstanding as of February 14, 2005 together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days following February 14, 2005 are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the stockholder named in this table has sole voting and dispositive power with respect to the shares of common stock shown as beneficially owned by such stockholder.
(2)	According to a Schedule 13D/A filed with the SEC on November 12, 2004, 87,465,737 shares are owned of record by TVGH Holdco, Inc., 70,704,586 shares are owned of record by LUVSG Holdco, Inc. and 16,761,150 shares are owned of record by LTVGIA Holdco, Inc. The principal executive offices of each of TVGH Holdco, Inc., LUVSG Holdco, Inc. and LTVGIA Holdco, Inc. is 1211 Avenue of the Americas, New York, New York 10036, and each is a wholly owned subsidiary of News Corporation. Accordingly, News Corporation may be deemed to be the indirect beneficial owner of such shares.
(3)	According to a Schedule 13G filed with the SEC on February 14, 2005, Capital Research and Management Company disclaims beneficial ownership of the shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the common stock of the Company as of February 14, 2005 by each director of the Company, each Named Executive Officer (as defined under “Executive Compensation and Other Information” below) and all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
Richard Battista	—
Peter Chernin	—
David F. DeVoe	—
Anthea Disney	—
Nicholas Donatiello, Jr. (2)	59,590	*
Ruthann Quindlen (3)	4,796	*
James E. Meyer (4)	35,958	*
K. Rupert Murdoch (5)	174,931,473	41.2%
James P. O’Shaughnessy (6)	11,211

Jeff Shell (7)	1,883,223	*
John Loughlin (8)	173,629	*
Ian B. Aaron (9)	169,576	*
Douglas Macrae (10)	246,448	*
Stephen H. Kay (11)	98,296	*
Directors and Executive Officers as a Group (20 Persons)	178,003,233	42.0%

*	Less than 1%

(1)	Applicable percentage of ownership is based on 424,205,205 shares of common stock outstanding as of February 14, 2005 together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days following February 14, 2005 are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. The number of shares listed as beneficially owned by a person includes shares of common stock and restricted stock units. Unless otherwise indicated, each of the stockholders named in this table has sole voting and dispositive power with respect to the shares of common stock shown as beneficially owned by such stockholder. The address for all directors and executive officers of the Company is c/o Gemstar–TV Guide International, Inc., 6922 Hollywood Boulevard, 12th Floor, Los Angeles, California 90028.
(2)	Amount includes 36,386 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of February 14, 2005 and 23,204 restricted stock units.
(3)	Amount includes 4,796 restricted stock units.
(4)	Amount includes 16,667 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of February 14, 2005 and 17,291 restricted stock units.
(5)	According to a Schedule 13D/A filed with the SEC on November 12, 2004, 87,465,737 shares are owned of record by TVGH Holdco, Inc., 70,704,586 shares are owned of record by LUVSG Holdco, Inc. and 16,761,150 shares are owned of record by LTVGIA Holdco, Inc. The principal executive offices of each of TVGH Holdco, Inc., LUVSG Holdco, Inc. and LTVGIA Holdco, Inc. is 1211 Avenue of the Americas, New York, New York 10036, and each is a wholly owned subsidiary of News Corporation. Based on a Schedule 13G/A filed with the SEC on November 12, 2004 with respect to the beneficial ownership of securities of News Corporation by AE Harris Trust (the “Harris Trust”), the trustees of the Harris Trust (Cruden Financial Services, LLC (“Cruden Financial Services”) and CFS 2, LLC (“CFS 2”)) and K. Rupert Murdoch, the reporting persons disclose their interest in shares representing 29.5% of the outstanding voting stock of News Corporation (the “Shares”). According to the Schedule 13G/A, as a result of Mr. Murdoch’s ability to appoint certain members of the boards of directors of Cruden Financial Services and CFS 2, the two corporate trustees of the Harris Trust, Mr. Murdoch may be deemed the beneficial owner of the Shares beneficially owned by the Harris Trust. However, according to the Schedule 13G/A, Mr. Murdoch disclaims any beneficial ownership of such Shares.
(6)	Amount includes 11,211 restricted stock units.
(7)	Amount includes 1,703,048.8 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following February 14, 2005.
(8)	Amount includes 148,322.8 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following February 14, 2005.
(9)	Amount includes 169,576 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following February 14, 2005.
(10)	Amount includes 246,448 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following February 14, 2005.
(11)	Amount includes 98,296 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following February 14, 2005.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation of Executive Officers

The following table sets forth certain summary information concerning the compensation paid for the fiscal years ended December 31, 2004, 2003 and 2002 to the Company’s chief executive officer and certain other officers of the Company (collectively, the “Named Executive Officers”).

	Annual Compensation							Long-Term Compensation Awards Securities Underlying Options/ SARs (#)		All Other Compensation ($)
Name and Principal Position	Year		Salary ($) (1)	Bonus ($)		Other Annual Compensation ($)
Jeff Shell Former Chief Executive Officer	2004 2003 2002	(4)	820,054 782,701 548,077	250,000 350,000 250,000		12,000 12,000 6,600	(2) (2) (2)	— 156,114 2,067,500	(5)	8,200 8,000 4,154	(3) (3) (3)
Richard Battista Chief Executive Officer	2004	(6)	55,577	—		739	(2)	1,000,000		—
John Loughlin President, TV Guide Publishing Group	2004 2003 2002	(7)	762,661 707,116 201,923	250,000 300,000 175,000		16,000 18,000 4,500	(2) (2) (2)	146,323 115,079 376,531	(8)	8,200 8,000 2,154	(3) (3) (3)
Ian B. Aaron President, TV Guide Television Group	2004 2003	(9)	696,903 393,600	300,000 175,000		12,000 7,000	(2) (2)	98,855 104,127		8,200 —	(3)
Douglas Macrae President, TV Guide On Screen	2004 2003 2002		623,076 305,769 300,000	151,500 229,500 150,000	(10) (10)	— — —		87,097 107,238 175,000		3,466 3,200 2,933	(3) (3) (3)
Stephen H. Kay Executive Vice President, General Counsel and Secretary	2004 2003	(11)	598,865 535,192	190,575 202,000		9,000 38,057	(2) (12)	138,883 291,476	(13)	8,200 8,000	(3) (3)

(1)	The amounts reflected in the table are the actual amounts paid to the Named Executive Officers in the applicable year and are not annualized.
(2)	Represents car allowance.
(3)	These amounts consist of employer contributions under the Gemstar Employees 401(k) and Profit Sharing Plan.
(4)	Mr. Shell joined the Company in April 2002. From April 2002 until November 2002, Mr. Shell served as the Company’s Co-President, Chief Operating Officer and member of the Office of the Chief Executive. On November 7,

2002, Mr. Shell was appointed as Chief Executive Officer. $187,500 was reimbursed to Fox for services provided to the Company from April 2002 through June 20, 2002. Mr. Shell resigned as Chief Executive Officer in December 2004.

(5)	This amount includes 67,500 shares of common stock issuable upon exercise of options that were awarded to Mr. Shell in 2003 in recognition of services rendered in 2002 and 2,000,000 shares of common stock issuable upon exercise of options that were granted to Mr. Shell pursuant to his employment agreement.
(6)	Mr. Battista joined the Company in December 2004.
(7)	Mr. Loughlin joined the Company on September 9, 2002.
(8)	This amount includes 126,531 shares of common stock issuable upon exercise of options that were awarded to Mr. Loughlin in 2003 in recognition of services rendered in 2002 and 250,000 shares of common stock issuable upon exercise of options that were granted to Mr. Loughlin pursuant to his employment agreement.
(9)	Mr. Aaron joined the Company in May 2003.
(10)	These amounts include a cash award of $1,500 in 2004 and $4,500 in 2003 pursuant to the Company’s patent incentive program in which substantially all of the Company’s employees are eligible to earn cash awards for certain qualifying activities related to patent applications.
(11)	Mr. Kay joined the Company on January 1, 2003.
(12)	This amount includes $29,057 in relocation expenses reimbursed to Mr. Kay by the Company and 9,000 in car allowance.
(13)	This amount includes 200,000 shares of common stock issuable upon exercise of options that were granted to Mr. Kay pursuant to his employment agreement.

SUMMARY OF OPTION GRANTS

The following table provides certain summary information concerning grants of options to the Named Executive Officers of the Company during the fiscal year ended December 31, 2004.

Option Grants in the Last Fiscal Year

	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year	Exercise Price per Share ($ / Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name						5%($)	10%($)
Jeff Shell	—		—	—	—	—	—
Richard Battista	1,000,000		25	5.40	12/9/14	3,396,031	8,606,209
John Loughlin	146,323	(2)	3.66	4.65	2/25/15	427,901	1,084,385
Ian B. Aaron	98,855	(2)	2.47	4.65	2/25/15	289,088	732,605
Douglas Macrae	87,097	(2)	2.18	4.65	2/25/15	254,703	645,467
Stephen H. Kay	138,883	(2)	3.47	4.65	2/25/15	406,144	1,029,248

(1)	Based on the closing price of the shares on The NASDAQ Stock Market on the date of grant.
(2)	The options were awarded to the recipient in 2005 in recognition of services rendered in 2004 and are considered to be granted in 2004.

SUMMARY OF OPTIONS EXERCISED

The following sets forth certain summary information concerning the exercise of stock options by the Named Executive Officers during the fiscal year ended December 31, 2004, together with the fiscal year-end value of unexercised options.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-The-Money Options at Fiscal Year End ($) (1)
			Exercisable	Unexercisable (2)	Exercisable	Unexercisable
Jeff Shell	175,000	858,145	1,671,826	376,788	5,564,346	762,533
Richard Battista	0	0	0	1,000,000	0	520,000
John Loughlin	0	0	125,307	512,626	390,958	998,419
Ian B. Aaron	0	0	127,500	500,482	238,425	707,902
Douglas Macrae	0	0	160,000	559,335	84,900	452,023
Stephen H. Kay	0	0	40,000	390,359	96,000	583,250

(1)	Value of the securities underlying the “in the money” options at year end minus the exercise price of the options based on the closing price of $5.92 for the Company’s common stock on December 31, 2004.
(2)	Includes options granted on February 25, 2005 at $4.65 per share, the then-current fair market value.

EMPLOYMENT AGREEMENTS

Employment Agreement with Richard Battista

On December 9, 2004, the Company entered into an employment agreement with Richard Battista, pursuant to which Mr. Battista will serve as Chief Executive Officer and member of the Board. The agreement is for a 3-year term effective as of December 9, 2004. Mr. Battista will receive a base salary of $850,000 per year, subject to annual increase at the discretion of the Board; provided that, such increase shall not be less than the increase, if any, in the Consumer Price Index for all Urban Consumers for the Los Angeles area. Mr. Battista will also be entitled to an annual bonus with a target amount equal to 50% of his base salary and an actual amount not less than 30% of his base salary. Mr. Battista also received an option grant to purchase up to 1 million shares of Company common stock at an exercise price of $5.40, with a 10-year term. 333,333 shares subject to the option will vest and become exercisable on each of December 9, 2005 and December 9, 2006 and 333,334 shares subject to the option will vest and become exercisable on December 9, 2007. Pursuant to the employment agreement, the Company provides Mr. Battista with a car allowance of $1,000 per month and will also purchase or reimburse Mr. Battista for the cost of one or more disability insurance policies with maximum annual premiums not to exceed $22,000 and a life insurance policy with a maximum annual premium not to exceed $10,000.

Mr. Battista will be entitled to participate in all benefit plans or arrangements applicable to senior executives of the Company. The Company will pay, or reimburse Mr. Battista for, all reasonable expenses actually incurred or paid by him in connection with his performance of his duties including documented legal fees in connection with the negotiation of the employment agreement and travel expenses on terms no less favorable than those applicable to executives at his level under the Company’s travel policy.

If Mr. Battista’s employment is terminated due to his death or disability (as defined in the employment agreement), Mr. Battista will be entitled to (i) payment of his base salary through the date of termination, (ii) payment of the pro-rated portion of the annual bonus for the fiscal year in which his death or Disability occurs, (iii) exercise any vest stock options for a period of 1 year following the date of termination, (iv) other or additional benefits in accordance with applicable plans and programs of the Company, and (v) in the event of disability, until the earlier of the end of such disability and December 9, 2007, continued participation in medical, dental, hospitalization, and life insurance coverage and in such other employee plans and programs in which he was participating on the date of termination of his employment due to disability subject to the terms of such plans and to the extent such coverage may be made available to disabled employees. If the Company terminates Mr. Battista’s employment for any reason other than for Cause (as defined in the employment agreement), death or disability or if Mr. Battista terminates his employment for a Good Reason (as defined below), he will be entitled to receive the following: (a) payment of his base salary and the guaranteed portion of his annual bonus through the end of the employment agreement’s term; (b) the right to exercise, for the remainder of the option term, any vested stock options and any unvested options which would have vested if Mr. Battista continued his employment until the end of the employment agreement’s term; and (c) until the earlier of the end of the term of the employment agreement and the date on which Mr. Battista finds other employment, continued participation in the employee benefit plans and programs (excluding the option plan) in which he was participating on the date of termination of his employment subject to the terms of such plans and programs. Good Reason includes the following circumstances: (a) News Corporation and its affiliates sell, in the aggregate, more than two-thirds of its existing equity interest in the Company to a third party, and Mr. Battista is not offered a position at News Corporation with a comparable salary and bonus; or (b) the Company, without the consent of Mr. Battista, (i) diminishes Mr. Battista’s title or position, (ii) reassigns Mr. Battista to a geographic location outside of Los Angeles County, (iii) makes a material change that is adverse to Mr. Battista in the nature of his responsibilities, authority or status, (iv) does not reelect Mr. Battista to the Board, or (v) the Company breaches any material provision of the employment agreement.

The employment agreement contains customary confidentiality, non-competition, non-solicitation, cooperation and indemnification provisions.

Employment Agreement with Jeff Shell

The three-year Employment Agreement, dated as of October 8, 2002 and effective as of April 29, 2002 between Mr. Shell and the Company was amended on December 9, 2004. Pursuant to the amendment, Mr. Shell resigned as Chief Executive Officer but agreed to continue to render exclusive and full-time services to the Company until January 8, 2005 and from that date through the end of the original agreement’s term (April 29, 2005) be reasonably available, as convenient and at mutually agreeable times, to consult with the Company. Mr. Shell also agreed that he would not sign an employment agreement with another entity, or make an announcement of any intentions to do so, until after January 8, 2005. In exchange, the terms of his original employment agreement governing salary, annual bonus, stock options, medical and other benefits and severance, if any, remained in effect as if he were a full-time employee until April 29, 2005. Mr. Shell’s base salary pursuant to the original employment agreement is initially $750,000, subject to annual increases at the discretion of the Board, but in no event less than any increase in the CPI, and he will be entitled to receive an annual bonus for each fiscal year during the term at the discretion of the Company, but his annual bonus will in no event be less than $250,000 per 12 month period or such lesser pro-rated amount if the first or last year of the term is less than 12 months. Mr. Shell will be entitled to participate in all benefit plans or arrangements applicable to senior executives of the Company.

Employment Agreement with John Loughlin

The Company and Mr. Loughlin entered into an Employment Agreement, dated as of September 9, 2002, as amended on January 3, 2005. Mr. Loughlin’s title under the agreement is President of TV Guide Publishing Group. The term of the agreement is for three years with an automatic renewal provision for one additional term of three years, commencing September 9, 2005, unless either Mr. Loughlin or the Company gives the other written notice on or before August 9, 2005 of an intent not to renew. Pursuant to the agreement, Mr. Loughlin’s annual base salary is $700,000 from September 9, 2002 through September 8, 2003, $725,000 from September 9, 2003 through September 8, 2004, and $750,000 from September 9, 2004 through September 8, 2005. The Company may increase Mr. Loughlin’s salary beyond these set amounts but it may not reduce it during the time he serves as President of TV Guide Publishing Group. The employment agreement provides that Mr. Loughlin will be eligible to receive an annual bonus at the discretion of the Company based upon the performance of TV Guide Publishing Group and of the Company with a target bonus of 50% of his then-current base salary. However, Mr. Loughlin is guaranteed a bonus of at least $120,000 on December 31, 2002, at least $300,000 on December 31, 2004, and at least $250,000 on December 31, 2004. If the employment agreement terminates without renewal, the Company at its discretion will determine and pay a pro-rated bonus to Mr. Loughlin for the 2005 calendar year with a target bonus of 50% of his then-current base salary; provided, that in the event the Company elects not to renew the agreement, the minimum bonus for 2005 will be $150,000. Pursuant to the employment agreement, the Company granted to Mr. Loughlin options to purchase a total of 250,000 shares of the Company’s common stock at an exercise price of $2.80 per share (the fair market value on the date of grant). These options vest in equal amounts annually over a five-year period commencing with the first anniversary of September 9, 2002. The Company will also provide Mr. Loughlin with a car allowance of $1,500 per month. Mr. Loughlin will also be entitled to participate in all benefit plans or arrangements applicable generally to other peer executives of the Company.

Under the employment agreement, if Mr. Loughlin’s employment is terminated due to his death or Disability (as such term is defined in the employment agreement), Mr. Loughlin will be entitled to a lump sum cash payment of: (i) his base salary through the date of termination; (ii) the pro-rated portion of the annual bonus for the fiscal year in which termination due to death or disability occurs; and (iii) any compensation previously deferred by Mr. Loughlin (together with any accrued interest or earnings thereon) and any accrued vacation pay (collectively, the “Accrued Obligations”). Mr. Loughlin or his estate or beneficiary will also be entitled to any amounts due pursuant to the terms of any applicable welfare benefit plans. Upon a termination as a result of death or disability, any stock options granted to Mr. Loughlin during his employment and not previously vested will vest in full and will continue to be exercisable for a period of three years after such termination.

If the Company terminates Mr. Loughlin’s employment for other than Cause, death or Disability or if Mr. Loughlin terminates his employment for Good Reason, as such terms are defined by the employment agreement, he is entitled to receive: (i) payment of Accrued Obligations; (ii) upon his execution and non-revocation of a release, a lump sum payment equal to the greater of 18 months of his then current salary or the balance of base salary payments for all remaining years of the employment agreement including any renewal term if the agreement has been renewed prior to the termination; and (iii) payment of any remaining guaranteed bonus. Additionally, any stock options granted to Mr. Loughlin during his employment not previously vested at the time of such termination will vest in full and continue to be exercisable for three years after such termination.

If the Company elects not to renew the employment agreement, the employment agreement will expire and terminate on September 8, 2005. The termination will be treated as a termination by the Company without cause. If Mr. Loughlin elects not to renew the employment agreement, the employment agreement will expire and terminate on September 8, 2005. The termination will be treated as a termination by Mr. Loughlin without Good Reason.

The employment agreement contains customary confidentiality and non-solicitation provisions.

Separation Agreement with Ian Aaron

The Company entered into a Separation Agreement and General Release with Ian Aaron, pursuant to which Mr. Aaron’s employment as President of the TV Guide Television Group terminated on March 11, 2005, after which date he will perform no further duties, functions or services on behalf of the Company. Under the terms of the Separation Agreement and General Release, the Company agreed to pay to Mr. Aaron $1,671,750, less all appropriate withholdings and deductions. Mr. Aaron acknowledged that upon execution of the Separation Agreement and General Release, the payment to be made by the Company shall constitute full and complete satisfaction of any and all amounts due and owing to him as a result of his employment with the Company and/or the termination of his employment. Mr. Aaron shall retain all unexercised stock options that have been granted to him and which vested on or before his termination date, and any other options granted to Mr. Aaron by the Company, to the extent they are outstanding and not previously vested, shall vest in full on his termination date and shall continue to be exercisable for a period of three years after his termination date. The Separation Agreement and General Release contained provisions obligating Mr. Aaron to the Company with respect to confidentiality, assignment of rights in and to any inventions, the filing of lawsuits or charges against the Company, and a complete release of the Company.

Separation Agreement with Douglas Macrae

The Company entered into a Separation Agreement and General Release with Douglas Macrae, pursuant to which Mr. Macrae’s employment as President of the TV Guide Consumer Electronics division terminated on March 11, 2005, after which date he will perform no further duties, functions or services on behalf of the Company. Under the terms of the Separation Agreement and General Release, the Company agreed to pay to Mr. Macrae $1,124,700, less all appropriate withholdings and deductions. Mr. Macrae acknowledged that upon execution of the Separation Agreement and General Release, the payment to be made by the Company shall constitute full and complete satisfaction of any and all amounts due and owing to him as a result of his employment with the Company and/or the termination of his employment. Mr. Macrae shall retain all unexercised stock options that have been granted to him and which vested on or before his termination date, and any other options granted to Mr. Macrae by the Company, to the extent they are outstanding and not previously vested, shall vest in full on his termination date and shall continue to be exercisable for a period of three years after his termination date. The Separation Agreement and General Release contained provisions obligating Mr. Macrae to the Company with respect to confidentiality, assignment of rights in and to any inventions, the filing of lawsuits or charges against the Company, and a complete release of the Company.

Employment Agreement with Stephen Kay

The Company and Mr. Kay entered into a three-year Employment Agreement, dated as of December 24, 2002. Mr. Kay’s title under the agreement is Executive Vice President and General Counsel. Mr. Kay’s base salary pursuant to the agreement is initially $550,000. The Company may, in its discretion, increase Mr. Kay’s base salary from year to year but in no event may increase base salary less than (x) 5% per year or (y) the annual increase during the preceding year, if any, in the CPI, whichever is greater. Mr. Kay is eligible to receive an annual bonus at the Company’s sole discretion, with a target bonus of 30% of his then-current base salary. Pursuant to the employment agreement, Mr. Kay received a signing bonus in 2003 equal to $75,000. Mr. Kay received stock options to acquire 200,000 shares of Company’s common stock at an exercise price of $3.52 per share (the fair market value at the time of grant). The options vest annually in equal amounts over a five-year period, commencing on January 1, 2004. Under Mr. Kay’s employment agreement, the Company may make additional option grants at its discretion. The Company will also provide Mr. Kay with a car allowance of $750 per month. Mr. Kay will also be entitled to participate in all benefit plans or arrangements applicable generally to other peer executives of the Company.

Under the employment agreement, if Mr. Kay’s employment is terminated due to his death or Disability (as such term is defined in the employment agreement), Mr. Kay will be entitled to a lump sum cash payment of: (i) his base salary through the date of termination; and (ii) any accrued vacation pay (collectively, the “Accrued Obligations”). Mr. Kay or his estate or beneficiary will also be entitled to any amounts due pursuant to the terms of any applicable welfare benefit plans. In addition, in the event of a termination by reason of Mr. Kay’s Disability, until the earlier of the end of such disability and December 31, 2005, Mr. Kay will be entitled to continued participation in medical, dental, hospitalization and life insurance coverage and in all other employee plans and programs in which he was participating (and on the same basis that he was participating) on the date of his termination due to Disability, subject to the terms of such plans and to the extent such coverage may be available to disabled employees. In addition, upon a termination as a result of Mr. Kay’s death or Disability, the pro-rated portion of his target bonus for the calendar year in which the termination occurs will be payable to Mr. Kay or his estate or beneficiary, as applicable, promptly after the end of the calendar year in which such termination occurred, and Mr. Kay or his estate or beneficiary, as applicable, will be entitled to exercise any stock options granted to Mr. Kay which have vested as of the date of his termination for a period of one year following the date of termination.

If Mr. Kay’s employment is terminated for Cause (as defined in the employment agreement), the Company must pay the sum of his annual base salary through the date of termination and any accrued vacation pay. All unvested or unexercised options as of termination date will be forfeited, and all previously vested options as of such termination date will be forfeited.

If the Company terminates Mr. Kay’s employment for other than Cause or death or Disability, the Company must pay the sum of his annual base salary through the date of termination, any accrued vacation pay, and a lump sum equal to the lesser of (i) one year’s then-current base salary and target bonus or (ii) an aggregate amount equal to the remaining salary payments Mr. Kay would be entitled to through the end of term and his then-current target bonus. Mr. Kay is entitled to reimbursement for COBRA premiums and for reasonable moving expenses to relocate back to New York not to exceed $100,000. Options to the extent outstanding and not previously vested at the time of such termination will vest in full and shall continue to be exercisable for one year after termination.

Mr. Kay may terminate his employment agreement for Good Reason (as defined in the employment agreement). Such a termination will be treated as termination without Cause.

The employment agreement contains customary confidentiality, non-solicitation and indemnification provisions.

REPORT OF THE COMPENSATION COMMITTEE

During fiscal 2004, the Compensation Committee consisted of Peter Chernin, James E. Meyer, Perry Lerner until October 20 2004, Lachlan Murdoch until December 9, 2004, and James P. O’Shaughnessy since October 20, 2004, each of whom satisfy the NASDAQ Stock Market’s definition of independence.

The Compensation Committee is responsible for the oversight of executive compensation objectives and policies, including the compensation plan for the Company’s Chief Executive Officer, and reviews the Company’s compensation program on an ongoing basis. The Compensation Committee also oversees the administration of the Stock Incentive Plan, which provides the Company with the ability to periodically reward key employees with equity awards such as options to purchase shares of the Company’s common stock, restricted stock and restricted stock units.

The Company’s executive compensation program is intended to attract and retain individuals who are capable of leading the Company towards achieving its business objectives in an industry characterized by competitiveness, growth and change. Accordingly, executive officer compensation at the Company is paid in three key elements:

•	A base salary;

•	A discretionary annual bonus, which is paid in cash; and

•	A grant of stock-based compensation (such as stock options and/or shares of restricted stock or restricted stock units).

The compensation program also includes various benefits, such as the 401(k) plan and health insurance plans and programs in which substantially all of the Company’s full-time employees participate.

Components of Executive Compensation

Base Salary

Executives’ base salaries (other than the current and former Chief Executive Officers, who are discussed separately below) are set pursuant to each executive’s employment agreement, if applicable, which generally fall within the range of those persons holding comparably responsible positions at other companies. The Compensation Committee reviews management recommendations concerning appropriate base salaries of executive officers which take into consideration the salary norms for individuals in comparable positions within the Company and within the industry, the individual’s experience and the individual’s duties and contribution to the Company. The fiscal 2004 salaries of the most highly compensated executive officers of the Company are shown in the Compensation of Executive Officers table on page 12.

Annual Discretionary Bonus

Most of the Company’s executive officers have employment agreements that contain target bonus amounts and some contain guaranteed minimum cash bonus amounts. The bonus awards to executive officers for 2004 (other than the current and former Chief Executive Officers, who are discussed separately below) were calculated by evaluating several factors including the performance of the Company, the individual’s overall performance during 2004, the individual’s position and responsibilities within the Company, the individual’s potential contribution to the Company and the individual’s annual bonus paid for service in 2003. In evaluating the corporate performance criteria, the Compensation Committee considered the overall performance of the Company and concluded that while the financial performance of the Company had improved in 2004 over 2003, the Company’s performance had not met management expectations. Accordingly, the Compensation Committee believed that this factor negatively impacted 2004 bonus amounts. Nevertheless, none of these factors were assigned a specific weight. Instead, the Compensation Committee recognizes that the relative importance of these factors may change in order to adapt to specific business challenges and to reflect changing economic and marketplace conditions.

Stock-Based Compensation

Annual stock option, restricted stock and restricted stock unit grants, as well as options granted upon initial hire, are designed to provide long-term incentives to executive officers and to better align interests of executives with the interests of stockholders. Such stock-based compensation provides an incentive that focuses the individual’s attention on managing the Company from the perspective of an owner with an equity stake in the business. The value of stock options is tied to the future performance of the Company’s common stock, and the recipient will benefit only when the price of the Company’s common stock increases above the option exercise price. Stock options reward management for long-term strategic planning through the resulting enhancement of share price. The Company believes that a compensation structure that includes the periodic granting of long-term incentives such as stock options helps to attract and retain senior managers with long-term management perspectives.

For fiscal year 2004, the Compensation Committee made stock option grants to certain of the Company’s executive officers under the Stock Incentive Plan. Each grant allows the officer to acquire shares of the Company’s common stock, subject to annual vesting over a five-year period, and continued employment with the Company. These shares may be acquired at a fixed price per share (the market price on the grant date) over a ten-year period. Each executive’s grant amount was generally based on a formula based on the individual’s salary and position and level of responsibility within the Company. This amount was then adjusted based on the individual’s overall performance in 2004, and on any extraordinary circumstances that the Compensation Committee, in its discretion, determined were warranted.

Compensation of the Former Chief Executive Officer

Jeff Shell served as the Chief Executive Officer from November 7, 2002 through December 9, 2004. Mr. Shell’s compensation was paid in the same three elements applicable to the Company’s executive officers described above: a base salary, a discretionary cash annual bonus, and a grant of stock-based incentive compensation. In determining Mr. Shell’s base salary compensation for 2004, the Compensation Committee made an overall assessment of Mr. Shell’s leadership in establishing the Company’s long-term and short-term strategic, operational and business goals. Additionally, as part of the review process, the Compensation Committee evaluated the Company’s overall performance including consideration of the Company’s financial performance for the 2003 fiscal year relative to its financial performance in prior periods and the performance of the Company’s stock. With respect specifically to Mr. Shell, the Compensation Committee noted that his base salary was lower than that of chief executives of comparable corporations and thus a greater proportion of his overall compensation would be determined by performance-based awards, such as the annual bonus and stock-based compensation.

Mr. Shell was compensated pursuant to an employment agreement dated as of October 8, 2002 and effective as of April 29, 2002. That agreement was amended in connection with his termination of employment such that Mr. Shell will continue to render exclusive and full-time services to the Company until January 8, 2005 and from that date through the end of the original agreement’s term (April 29, 2005) be reasonably available, as convenient and at mutually agreeable times, to consult with the Company. Mr. Shell also agreed that he would not sign an employment agreement with another entity, or make an announcement of any intentions to do so, until after January 8, 2005. In light of his departure, the Compensation Committee determined to pay Mr. Shell an annual bonus for 2004 equal to the minimum amount required under his contract, $250,000, and determined to award him no stock-based incentive compensation for 2004.

Compensation of the Chief Executive Officer

Richard Battista has served as the Chief Executive Officer since December 9, 2004. In determining Mr. Battista’s compensation, the Compensation Committee considered the salary, bonus and option grants made to Mr. Battista’s predecessor, Mr. Shell, the total compensation received by Mr. Battista from his predecessor employer, and the facts that the total compensation levels of executives at the Company was 15% lower relative to the proposed compensation awarded to Mr. Battista and the total compensation of CEOs at comparable companies was generally higher than the proposed compensation of Mr. Battista. The Committee determined that an increase in cash compensation and a decrease in equity-based compensation relative to the amounts paid to Mr. Shell was merited due to the relatively stronger position of the Company at the time Mr. Battista joined the Company as contrasted to Mr. Shell. In light of the fact that Mr. Battista served as CEO for only a short period of time in 2004, the Company did not award any annual bonus or stock incentive compensation to Mr. Battista for 2004.

The Compensation Committee has considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the executive officers of the Company in light of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code renders non-deductible to a publicly-held corporation certain compensation in excess of $1 million paid in any year to certain of its executive officers, unless the excess compensation is “performance-based” (as defined therein) or is otherwise exempt from Section 162(m). The basic philosophy of the Compensation Committee is to strive to provide the executive officers of the Company with a compensation package which will preserve the deductibility of such payments for the Company to the extent reasonably practicable and to the extent consistent with its other compensation objectives. However, certain types of compensation payments and their deductibility (e.g., the spread and exercise of non-qualified options) depend upon the timing of an executive officer’s vesting or other factors beyond the Compensation Committee’s control and may affect the deductibility of certain compensation payments.

THE COMPENSATION COMMITTEE

Peter Chernin (Chair)

James E. Meyer

James P. O’Shaughnessy

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2004, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors an executive officer of the Company served.

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE AND THE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

REPORT OF THE AUDIT COMMITTEE

During fiscal 2004, the Audit Committee was chaired by James Meyer and also included Nicholas Donatiello, Jr., Perry Lerner until October 20, 2004, and Ruthann Quindlen since October 20, 2004. Each member of the Audit Committee is an independent director as such term is defined under the current NASDAQ listing requirements. The duties of the Audit Committee are summarized in this proxy statement under “Committee and Meetings of the Board of Directors–Audit Committee” on page 8 and are more fully described in the Audit Committee Charter. The amended and restated Audit Committee Charter is attached as Annex C to this proxy statement and may also be found on our website.

The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, and the Company’s accounting and financial reporting processes and systems of internal control. Management has primary responsibility for the Company’s internal controls and the preparation of financial statements in accordance with generally accepted accounting principles. The Committee also reviews the qualifications, independence and performance of the Company’s independent accountants, who are in turn responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Members of the Audit Committee should not be assumed to be accounting experts and are not deemed to have accepted a duty of care greater than other members of the Board. In discharging their responsibilities, the Audit Committee members rely on the representations made, and information provided to them, by management and the independent accountants.

The Audit Committee was responsible for recommending to the Board that the Company’s audited financial statements be included in the annual report for 2004. The Audit Committee took a number of steps in making this recommendation for 2004, including a series of joint and independent meetings during which, among other matters, the Audit Committee:

•	Reviewed and discussed with management and representatives of Ernst & Young LLP the Company’s audited financial statements. During the course of these discussions, management represented to the Audit Committee that the audited financial statements were prepared in accordance with generally accepted accounting principles.

•	Discussed with representatives of Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. These discussions were intended to assist the Audit Committee in overseeing the Company’s financial reporting and disclosure process.

•	Received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with representatives of Ernst & Young LLP its independence. This disclosure and discussion informed the Audit Committee of Ernst & Young LLP’s independence, and assisted the Audit Committee in evaluating such independence.

Relying on these reviews and discussions, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

THE AUDIT COMMITTEE

James E. Meyer (Chair)

Nicholas Donatiello, Jr.

Ruthann Quindlen

FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN (1999-2004)

The following graph compares the Company’s total return to stockholders of a $100 investment for the five-year period from December 31, 1999 through December 31, 2004 with a similar investment in the NASDAQ Market Index, the NASDAQ 100 Index and the market value weighted returns of a Peer Group Index consisting of ten media and entertainment companies that represent the Company’s competitors in the industry.

ASSUMES $100 INVESTED ON DEC. 31, 1999

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING DEC. 31, 2004

	12/31/99	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04
Gemstar	100	65.09	38.88	4.56	7.12	8.31
NASDAQ	100	62.85	50.10	34.95	52.55	56.97
NASDAQ-100	100	66.47	53.20	37.37	55.61	59.19
Peer Group Index(1)	100	65.32	56.86	35.59	49.47	52.79

(1)	Peer Group Companies: Cablevision Systems Corp., Comcast Corp., IAC/InteractiveCorp, Meredith Corp., News Corporation, Primedia, Inc., Reader’s Digest Association Inc., Time Warner Inc., Viacom Inc., and Walt Disney Co.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships with News Corporation

As of December 31, 2004, News Corporation beneficially owns approximately 41% of our outstanding common stock and four of our directors are also officers of News Corporation.

In the ordinary course of business, we charged Fox Broadcasting Company and related entities controlled by News Corporation $15.3 million for advertising and other services in 2004. We acquired programming from News Corporation-controlled entities in the amount of $1.1 million during the year ended December 31, 2004.

We reimburse News Corporation for facilities and other general and administrative costs incurred on our behalf. Expenses associated with these costs approximated $4.3 million in 2004. News Corporation also provided us with the services of various News Corporation personnel, including our Chairman of the Board on an allocated cost basis, from October 2002 through the present. In 2004, expenses associated with these services were less than $0.1 million. In addition, we purchase paper through a paper procurement arrangement with News Corporation at negotiated prices with paper suppliers based on the combined paper requirements of the two organizations.

Relationship with Douglas B. Macrae

We lease the primary office space utilized by our North America Consumer Electronics business from C.M.T. Realty Partnership, a privately held real estate partnership. The two sons of Douglas Macrae, an executive officer of the Company, through the 1991 DBM Descendants Trust (“DBM Trust”), own a 45% interest in C.M.T. Realty Partnership. The base rents payable under the lease were $544,761 for the year ended December 31, 2004. DBM Trust may receive distributions from C.M.T. Realty Partnership, which include profits from the lease arrangement with us.

Amendment to Jeff Shell’s Employment Agreement

The three-year Employment Agreement, dated as of October 8, 2002 and effective as of April 29, 2002 between Mr. Shell and the Company was amended on December 9, 2004. Pursuant to the amendment, Mr. Shell resigned as Chief Executive Officer but agreed to continue to render exclusive and full-time services to the Company until January 8, 2005 and from that date through the end of the original agreement’s term (April 29, 2005) be reasonably available, as convenient and at mutually agreeable times, to consult with the Company. Mr. Shell also agreed that he would not sign an employment agreement with another entity, or make an announcement of any intentions to do so, until after January 8, 2005. In exchange, the terms of his original employment agreement governing salary, annual bonus, stock options, medical and other benefits and severance, if any, remained in effect as if he were a full-time employee until April 29, 2005. This arrangement is more fully described under “Employment Agreements” above.

Separation Agreements with Ian Aaron and Douglas Macrae

The Company entered into a Separation Agreement and General Release with each of Mr. Aaron and Mr. Macrae pursuant to which Mr. Aaron’s employment as President of the TV Guide Television Group terminated on March 11, 2005 and Mr. Macrae’s employment as President of the TV Guide Consumer Electronics Group terminated on March 11, 2005. These agreements are more fully described under “Employment Agreements” above.

Separation Agreement with Gloria Dickey

The Company entered into a Separation Agreement and General Release with Gloria Dickey, pursuant to which Ms. Dickey’s employment as Executive Vice President, Administration terminated on March 18, 2005, after which date she will perform no further duties, functions or services on behalf of the Company. Under the terms of the Separation Agreement and General Release, the Company agreed to pay to Ms. Dickey $795,000, less all appropriate withholdings and deductions. Ms. Dickey acknowledged that upon execution of the Separation Agreement and General Release, the payment to be made by the Company constituted full and complete satisfaction of any and all amounts due and owing to her as a result of her employment with the Company and/or the termination of her employment. Ms. Dickey retained all unexercised stock options that have been granted to her and which vested on or before her termination date, and any other options granted to Ms. Dickey by the Company, to the extent they were outstanding and not previously vested, vested in full on her termination date and will continue to be exercisable for a period of three months after her termination date. The Separation Agreement and General Release contained provisions obligating Ms. Dickey to the Company with respect to confidentiality, assignment of rights in and to any inventions, the filing of lawsuits or charges against the Company, and a complete release of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that a Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Directors, officers and beneficial owners of more than 10% of the Company’s common stock are required by the SEC to furnish the Company with copies of the reports they file.

We believe that all of our current and former directors and executive officers reported on a timely basis all transactions required to be reported by Section 16(a) during fiscal 2004.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (without exhibits), which the Company has filed with the SEC, accompanies this proxy statement. Copies of exhibits to the Form 10-K are available, but a reasonable fee per page will be charged to the requesting stockholder. Stockholders may make requests in writing to the Company’s Investor Relations Department, by mail at 6922 Hollywood Boulevard, 12th Floor, Los Angeles, California 90028, by telephone at (323) 817-4600 or by email at investorinfo@gemstartvguide.com.

PROPOSALS OF STOCKHOLDERS

A stockholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in the Company’s proxy statement and form of proxy for the Annual Meeting of stockholders to be held in 2006 must be received by the Company by December 28, 2005. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such proposals. A stockholder otherwise desiring to bring matters before an annual meeting of stockholders must, pursuant to the Company’s by-laws, deliver timely notice in writing to the Corporate Secretary of the Company not less than 60 nor more than 90 days prior to such annual meeting. In the event that less than 70 days’ notice or prior public disclosure of the date of the Annual Meeting is given or made to the stockholders, the by-laws provide that notice by a stockholder of a stockholder proposal must be received in writing by the Corporate Secretary of the Company on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made.

If any stockholder proposals are presented for action at the Annual Meeting, but are not submitted within the time periods described above, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment as determined in their sole discretion.

OTHER MATTERS

At the time of the preparation of this proxy statement, the Board knows of no other matters which will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment as determined in their sole discretion.

By Order of the Board of Directors

/s/ Stephen H. Kay
Stephen H. Kay
Executive Vice President, General Counsel and Secretary

Los Angeles, California

April 26, 2005

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

Annex A

Amendments to Amended and Restated Certificate of Incorporation

1. Section B of Article V of the Amended and Restated Certificate of Incorporation of Gemstar-TV Guide International, Inc. is hereby amended such that it shall read in its entirety as follows:

“SECTION B

TERM OF OFFICE

Beginning with the annual meeting of stockholders held in 2005, the Board of Directors shall be elected annually at each annual meeting of stockholders of the Corporation. The directors will hold office until their respective death, resignation or removal and until their respective successors are elected and qualified.”

2. Section D of Article V of the Amended and Restated Certificate of Incorporation of Gemstar-TV Guide International, Inc. is hereby amended such that it shall read in its entirety as follows:

“SECTION D

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

Vacancies on the Board of Directors resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on the Board of Directors, shall be filled as shall be specified in the By-laws. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders, and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.”

A-1

Annex B

Amendments to Amended and Restated By-Laws

1. Paragraph (c) of Section 2.1 of the By-Laws shall be amended such that it shall read in its entirety as follows:

“(c) Beginning with the annual meeting of stockholders held in 2005, the Board of Directors shall be elected annually at each annual meeting of stockholders of the Corporation. The directors will hold office until their respective death, resignation or removal and until their respective successors are elected and qualified.”

2. Section 2.4 of the By-Laws shall be amended such that it shall read in its entirety as follows:

“Except as required by law, or as provided for in a resolution of the Board of Directors, newly-created directorships and vacancies on the Board of Directors, resulting from death, resignation, removal, disqualification or other cause may be filled by a majority of the directors then in office, although less than a quorum. Any director so appointed shall hold office until the next annual meeting of stockholders, and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.”

B-1

Annex C

AUDIT COMMITTEE CHARTER

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

(Revised April 11, 2005)

Membership

The Audit Committee of the Board of Directors (the “Board”) of Gemstar-TV Guide International, Inc. shall be composed of at least three (3) members of the Board. Each member of the Audit Committee shall satisfy the independence requirements of the rules and regulations of the NASDAQ Stock Market “Nasdaq”) and the Securities and Exchange Commission (“SEC”) for audit committee membership. At least one member of the Audit Committee shall be a financial expert as such term is defined in the rules and regulations of the SEC and shall possess such additional financial experience as required by the rules and regulations of Nasdaq. The members of the Audit Committee shall be appointed and may be removed by the Board.

Purpose and Responsibilities

The Audit Committee shall assist the Board in its oversight of (i) the integrity of the Company’s financial statements and the Company’s accounting and financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent auditors, and (iii) the Company’s compliance with legal and regulatory requirements. In addition, the Audit Committee shall prepare the audit committee report that SEC rules require to be included in the Company’s annual proxy statement.

In the furtherance of this purpose, the Audit Committee shall have the following responsibilities:

Independent Auditors

1. The Audit Committee shall have the sole authority to retain and terminate the independent auditors of the Company (subject, if applicable, to shareholder ratification), including the sole authority to approve all audit and permitted non-audit services to be provided by the independent auditors and the engagement fees and terms thereof. The Audit Committee shall pre-approve each such audit and non-audit service to be provided by the Company’s independent auditors. The Audit Committee may, from time to time, delegate its authority to pre-approve such services to one or more Audit Committee members, provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting;

2. The Audit Committee shall review and discuss with the independent auditors their audit procedures, including the audit plan and its scope and staffing with respect to the Company’s consolidated financial statements;

3. The Audit Committee shall evaluate the independent auditors’ qualifications, performance and independence, and shall present its conclusions and recommendations with respect to the independent auditors to the Board on at least an annual basis. As part of such evaluation, at least annually, the Audit Committee shall, to the extent it deems appropriate:

•	obtain and review a report or reports from the Company’s independent auditors describing:

•	the independent auditors’ internal quality-control procedures; and

•	any material issues raised by (i) the most recent internal quality-control review or peer review of the auditing firm, or (ii) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the independent auditors; and any steps taken to deal with any such issues;

•	ensure that the independent auditors prepare and deliver, at least annually, a written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard 1. The Audit Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that, in the view of the Audit Committee, may impact the objectivity and independence of the independent auditors. If the Audit Committee determines that further inquiry is advisable, the Audit Committee shall take appropriate action in response to the independent auditors’ report to satisfy itself of the accountants’ independence;

•	review and evaluate the lead partner of the independent auditors;

•	in addition to assuring the regular rotation of the “audit partners” as required by law, consider whether the independent auditors should be rotated, so as to assure continuing auditor independence; and

•	obtain the opinion of management of the independent auditors performance.

4. The Audit Committee shall establish policies for the Company’s hiring of current or former employees of the independent auditors;

Financial Statements; Disclosure and Other Risk Management and Compliance Matters

5. The Audit Committee shall review and discuss with the independent auditors and with management the results of the annual audit of the Company’s consolidated financial statements prior to the filing with the SEC or distribution thereof, including (i) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (ii) any appropriate matters regarding accounting principles, practices and judgments and the independent auditors’ opinion as to the quality thereof and any items required to be communicated to the Committee by the independent auditors in accordance with standards established and amended from time to time by the American Institute of Certified Public Accountants (“AICPA”);

6. The Audit Committee shall recommend to the Board whether the Company’s consolidated financial statements should be accepted for inclusion in the Company’s annual report on Form 10-K;

7. The Audit Committee shall review and discuss with management and the independent auditors the Company’s interim financial results to be included in the Company’s quarterly reports to be filed with the SEC, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any items required to be communicated to the Committee by the independent auditors in accordance with existing AICPA guidance;

8. The Audit Committee shall review and discuss with management and the independent auditors the quality and adequacy of the Company’s financial reporting processes, internal controls and disclosure controls and procedures, including whether there are any significant deficiencies in the design or operation of such processes, controls and procedures, material weaknesses in such processes, controls and procedures, any corrective actions taken with regard to such deficiencies and weaknesses and any fraud involving management or other employees with a significant role in such processes, controls and procedures;

9. The Audit Committee shall review and discuss with the independent auditors any audit problems or difficulties and management’s response thereto, including those matters required to be discussed with the Audit Committee by the independent auditors pursuant to Statement on Auditing Standards No. 61;

10. The Audit Committee shall review with management and the independent auditors, in separate meetings if the Audit Committee deems it appropriate:

•	any analyses or other written communications prepared by management, the internal auditors and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•	the critical accounting policies and practices of the Company;

•	off-balance sheet transactions and structures;

•	any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; and

•	regulatory and accounting initiatives or actions applicable to the Company (including any SEC investigations or proceedings);

11. The Audit Committee shall discuss with management the Company’s earnings releases as well as financial information and earnings guidance provided to analysts and rating agencies;

12. The Audit Committee shall review the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major financial risk exposures and the steps that have been taken to monitor and control such exposures;

13. The Audit Committee shall review and approve:

•	all related-party transactions when and if required to do so by applicable rules and regulations;

•	all transactions between the Company or any of its subsidiaries and any of the Company’s executive officers, directors, director nominees, or any of their immediate family members; and

•	all transactions between the Company or any of its subsidiaries and any security holder who is known by the Company to own of record or beneficially more than five percent of any class of the Company’s voting securities, other than transactions that (a) have an aggregate dollar amount or value of less than $1 million (either individually or in combination with a series of related transactions) and (b) are made in the ordinary course of business of the Company or its subsidiary, as applicable, and such security holder;

14. The Audit Committee shall establish procedures for:

•	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters, and

•	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters,

and shall review any significant complaints regarding accounting, internal accounting controls or auditing matters received pursuant to such procedures;

15. The Audit Committee shall (i) prepare a report of the Audit Committee to stockholders to be included in the Company’s annual proxy statement as required by the SEC, (ii) file with Nasdaq any reports that may be required with respect to the Audit Committee, and (iii) if applicable, consider whether the independent auditors’ provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditors;

16. The Audit Committee shall review and monitor, at least annually, the plans and activities of the internal audit function of the Company, including: approve the charter of the internal audit function; review organizational reporting lines, concur in the appointment, compensation and rotation of the director –internal audit, and review annual internal audit plans and receive regular reports regarding the results of activities;

Reporting to the Board of Directors; Evaluation of Performance; Other Activities

17. The Audit Committee shall report to the Board on a regular basis;

18. The Audit Committee shall, at least annually (i) evaluate its own performance and report to the Board on such evaluation and (ii) review and assess the adequacy of this Charter; and

19. The Audit Committee shall perform any other activities consistent with the Company’s Certificate of Incorporation, Bylaws and governing law as the Audit Committee or the Board deems necessary or appropriate.

Procedures

The Audit Committee shall meet at least four times annually or more frequently as it deems appropriate to carry out its duties. A majority of the members of the Audit Committee shall constitute a quorum. The Chair of the Audit Committee, in consultation with the other Audit Committee members, shall set meeting agendas.

The Audit Committee shall periodically meet separately in executive session with the independent auditors and any members of management and as a committee to discuss any matters that the Audit Committee or persons with whom they believe should be discussed.

In fulfilling its responsibilities, the Audit Committee shall have full access to all books, records, facilities and personnel of the Company. The Audit Committee may retain any independent counsel, experts or advisors that the Audit Committee believes to be necessary or appropriate. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any advisors employed by the Audit Committee and for ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Audit Committee may delegate its authority to subcommittees or the Chair of the Audit Committee when it deems appropriate.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors of the Company. Members of the Audit Committee should not be assumed to be accounting experts, and are not deemed to have accepted a duty of care greater than other members of the Board.

FORM OF PROXY

IMPORTANT NOTICE TO STOCKHOLDERS

of Gemstar – TV Guide International, Inc.

The Annual Meeting of Stockholders will be held on

June 2, 2005

2:00 P.M. (Eastern time)

The Reuters Building, 3 Times Square, 30th Floor, New York, New York 10036

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF THE COMPANY FOR ANNUAL MEETING, June 2, 2005

The undersigned, a stockholder of Gemstar-TV Guide International, Inc., a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying proxy statement, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and revoking any proxy previously given, hereby constitutes and appoints Richard Battista and Stephen H. Kay and each of them his or her true and lawful agents and proxies with full power of substitution in each to vote the shares of common stock of the Company standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on June 2, 2005, at 2:00 p.m. Eastern time, at The Reuters Building, 3 Times Square, 30th Floor, New York, New York 10036.

(continued and to be signed on the other side)

FORM OF PROXY

Ú Please Detach and Mail in the Envelope Provided Ú

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1, “FOR” THE ELECTION OF

DIRECTORS AND “FOR” PROPOSAL 3

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK

YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	For the Amendments to the Company’s Certificate of Incorporation and By-laws to declassify the Board of Directors so that all directors are elected annually.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	For the election of the nominees listed below each to a three-year term as a Class II director (or until the Annual Meeting of Stockholders in 2006 if the above proposal is approved).

☐	FOR ALL NOMINEES		NOMINEES:
		o	Richard Battista
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	o	K. Rupert Murdoch

☐	FOR ALL EXCEPT (See instructions below)	o	Ruthann Quindlen

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

3.	For ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

FOR	AGAINST	ABSTAIN
☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS

1

PROXIES SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSONS AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE.

Signature of Stockholder	Dated	, 2005

Signature of Stockholder	Dated	, 2005

NOTE: This Proxy must be signed exactly as your name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

2